                              VERTRUE INCORPORATED

          SUPPLEMENT TO THE OFFER TO PURCHASE DATED NOVEMBER 15, 2004
                                       BY
                              VERTRUE INCORPORATED
           TO INCREASE THE PURCHASE PRICE TO NOT GREATER THAN $38.50
                         NOR LESS THAN $33.50 PER SHARE


THE OFFER TO PURCHASE, PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL NOW EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON FRIDAY, JANUARY 7, 2005, UNLESS THE TENDER OFFER IS FURTHER EXTENDED.



                                                               December 20, 2004



     On November 15, 2004, Vertrue Incorporated, a Delaware corporation, formerly known as MemberWorks Incorporated (the "Company"), distributed documentation relating to its modified "Dutch Auction" tender offer to purchase for cash up to 500,000 shares of its common stock, $0.01 par value per share, at a price specified by its stockholders of not greater than $35.00 and not less than $30.00 per share, without interest, upon the terms and subject to the conditions set forth in the Original Offer to Purchase dated November 15, 2004 (the "Original Offer to Purchase") and related Letter of Transmittal. The tender offer was scheduled to expire at 5:00 p.m., New York City time, on December 15, 2004. When the tender offer was commenced, on November 15, 2004, the Company's name was MemberWorks Incorporated. On November 18, 2004, upon shareholder approval, the Company changed its name to Vertrue Incorporated. Therefore, all references to "the Company", "MemberWorks", "we" or "us" in all documents related to the tender offer refer to Vertrue Incorporated.



     THE COMPANY HAS EXTENDED THE EXPIRATION DATE OF THE TENDER OFFER TO 5:00 P.M., NEW YORK CITY TIME ON FRIDAY, JANUARY 7, 2005. THE COMPANY HAS ALSO INCREASED THE PRICE PER SHARE AT WHICH STOCKHOLDERS MAY TENDER THEIR SHARES TO A PRICE NOT GREATER THAN $38.50 NOR LESS THAN $33.50 PER SHARE, WITHOUT INTEREST.


     The Company, by this Supplement to the Offer to Purchase, amends the Original Offer to Purchase. The Offer to Purchase and the Amended Letter of Transmittal, as each may be further amended or supplemented from time to time, constitute the tender offer.


     We will purchase 500,000 shares in the tender offer, or such fewer number of shares as are properly tendered and not withdrawn prior to the expiration date. Five hundred thousand shares represents approximately 5% of our outstanding common stock. We also expressly reserve the right to purchase an additional number of shares not to exceed 2% of the outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. As of November 5, 2004, there were 10,022,083 shares issued and outstanding. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 1 of the Original Offer to Purchase.



     Upon the terms and subject to the conditions of the tender offer, we will select the lowest purchase price that will allow us to buy 500,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares we purchase will be purchased at the same purchase price, even if some of the shares are tendered below the purchase price, but we will not purchase any shares above the purchase price selected by us. If you wish to maximize the chance that your shares will be purchased, you should check the box under the caption "Shares Tendered at Price Determined Under the Tender Offer" in the Amended Letter of Transmittal or, if you are a participant in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust Co., NA ("Bankers Trust") or our Employee Stock Purchase Plan whose shares are held by Computershare Trust Company Incorporated ("Computershare"), in an amended Direction Form (the "Amended Direction Form") indicating that you will accept the purchase price selected by us. You should understand that this election will have the same effect as if you selected the minimum price of $33.50 per share. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. If you are a participant in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust you should be aware that the 401(k) Profit Sharing Plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, if you elect to tender shares held in your 401(k) Profit Sharing Plan account at a price that is lower than the closing sale price of those shares on The Nasdaq National Market on the expiration date of the tender offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may result in such shares not being eligible for purchase. Additionally, if the prevailing market price is higher than the highest tender price (i.e., $38.50), your shares will not be eligible for purchase. See Section 1 of the Original Offer to Purchase.



     Questions or requests for assistance or for additional copies of this Supplement, the Original Offer to Purchase, the Amended Letter of Transmittal or other tender offer materials may be directed to the Altman Group, Inc., the information agent, at the address and telephone number set forth on the back cover of this Supplement, and copies will be furnished promptly at our expense. Stockbrokers also may contact their local broker, dealer, commercial bank or trust company for assistance concerning the tender offer.


     No person has been authorized to make any recommendation on our behalf as to whether stockholders should tender shares pursuant to the tender offer. No person has been authorized to give any information or to make any representations in connection with the tender offer other than those contained in this document or in the related Amended Letter of Transmittal. If given or made, the recommendation and the other information and representations must not be relied upon as having been authorized by us.


     THIS TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THIS TENDER OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE
SECTION 7 OF THE ORIGINAL OFFER TO PURCHASE.



     The shares are listed and traded on The Nasdaq National Market under the symbol "VTRU". On December 14, 2004, the last full trading day before announcement of the extension and increase in purchase price of the tender offer, the last reported sale price of the shares on The Nasdaq National Market was $35.30 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8 of the Original Offer to Purchase.



     Our board of directors has approved the tender offer. However, neither we nor any member of our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. See Section 9 of the Original Offer to Purchase.



     If you wish to tender all or any part of the shares registered in your name, you should follow the instructions described in Section 3 of the Original Offer to Purchase carefully, including completing an Amended Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to American Stock Transfer and Trust Company, the Depositary or, if applicable, an amended Notice of Guaranteed Delivery (the "Amended Notice of Guaranteed Delivery") or, if you are a participant in our 401(k) Profit Sharing Plan or our Employee Stock Purchase Plan, an Amended Direction Form. TENDERS OF SHARES, ORIGINAL LETTERS OF TRANSMITTAL, ORIGINAL NOTICES OF GUARANTEED DELIVERY, ORIGINAL DIRECTION FORMS AND ORIGINAL INSTRUCTION FORMS TO BROKERS, DEALERS AND COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES SUBMITTED IN CONNECTION WITH THE ORIGINAL OFFER TO PURCHASE ARE NO LONGER EFFECTIVE, SUBJECT TO LIMITED EXCEPTIONS FOR CERTAIN PREVIOUS TENDERS DESCRIBED BELOW. STOCKHOLDERS THAT DO NOT MEET SUCH LIMITED EXCEPTIONS AND THAT WISH TO PARTICIPATE IN THE TENDER OFFER SHOULD TREAT THIS EXTENSION AS A NEW TENDER OFFER, WHETHER OR NOT THEY WISH TO MAKE ANY CHANGE IN THEIR PREVIOUS INSTRUCTIONS.

     IF YOU TENDERED YOUR SHARES BY DELIVERING YOUR SHARE CERTIFICATE(S) AND A PROPERLY COMPLETED AND DULY EXECUTED ORIGINAL LETTER OF TRANSMITTAL AND YOU SPECIFIED A PRICE BY CHECKING THE BOX ENTITLED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER" IN THE ORIGINAL LETTER OF TRANSMITTAL, YOU MUST DELIVER A PROPERLY COMPLETED AND DULY EXECUTED AMENDED LETTER OF TRANSMITTAL IN ORDER FOR YOUR TENDER TO BE VALID. IF YOU DO NOT DELIVER AN AMENDED LETTER OF TRANSMITTAL, YOUR SHARES WILL NOT BE INCLUDED IN THE TENDER OFFER AND WILL BE RETURNED TO YOU PROMPTLY AFTER THE EXPIRATION OF THE TENDER OFFER OR UPON SUCH EARLIER TIME AS YOU REQUEST.


     THE FOLLOWING DO NOT NEED TO TAKE ANY ACTION IN RESPONSE TO THIS
SUPPLEMENT:

     - STOCKHOLDERS THAT HAVE ALREADY TENDERED SHARES UNDER THE ORIGINAL OFFER TO PURCHASE AND CHECKED THE BOX ENTITLED "SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER" IN THE ORIGINAL LETTER OF TRANSMITTAL, AND THAT DO NOT WISH TO CHANGE THAT DIRECTION;

     - STOCKHOLDERS THAT HAVE ALREADY TENDERED SHARES UNDER THE ORIGINAL OFFER TO PURCHASE AND CHECKED THE BOX ENTITLED "SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER" ON THE INSTRUCTION FORM PROVIDED TO THEM BY BROKERS, DEALERS, COMMERCIAL BANKS AND OTHER NOMINEES, AND THAT DO NOT WISH TO CHANGE THAT DIRECTION;

     - PARTICIPANTS IN THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN THAT SPECIFIED ON THE DIRECTION FORM THAT THEY ARE WILLING TO SELL A PERCENTAGE OF THE SHARES HELD IN THEIR ACCOUNT UNDER THE EMPLOYEE STOCK PURCHASE PLAN AT THE PRICE DETERMINED BY THE COMPANY IN THE TENDER OFFER, AND THAT DO NOT WISH TO CHANGE THAT DIRECTION; AND

     - PARTICIPANTS IN THE COMPANY'S 401(K) PROFIT SHARING PLAN THAT SPECIFIED ON THE DIRECTION FORM THAT THEY ARE WILLING TO SELL A PERCENTAGE OF THE SHARES HELD IN THEIR ACCOUNT UNDER THE 401(K) PROFIT SHARING PLAN AT THE PRICE DETERMINED BY THE COMPANY IN THE TENDER OFFER, AND THAT DO NOT WISH TO CHANGE THAT DIRECTION.


     If you want to tender all or part of your shares, and you do not meet one of the limited exceptions stated above, you must do one of the following prior to 5:00 p.m. New York City time on Friday, January 7, 2005:


     - if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, request the nominee to effect the transaction for you;


     - you must deliver your share certificate(s) and a properly completed and duly executed Amended Letter of Transmittal to the depositary at the address appearing on the back cover page of this Supplement, unless you have already delivered your share certificate(s), in which case, you need only deliver a properly completed and duly executed Amended Letter of Transmittal;



     - the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Amended Letter of Transmittal;


     - you must comply with the guaranteed delivery procedure; or


     - if you are a holder of vested options, you may exercise your options for cash and tender any of the shares issued upon exercise and you should follow the instructions set forth in Section 3 of the Original Offer to Purchase.



     If you are a participant in our 401(k) Profit Sharing Plan or Employee Stock Purchase Plan and you wish to tender any of your shares held in either of those plans, you must follow the separate instructions and procedures described in Section 3 of the Original Offer to Purchase and you must review the separate materials related to those plans for instructions. Specifically, you must return your Direction Forms prior to 5:00 p.m. New York City time on Wednesday, January 5, 2005.


     If you want to tender your shares (and you do not meet one of the limited exceptions stated above) but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the expiration date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of the Original Offer to Purchase.



     IF YOU DO NOT MEET ONE OF THE LIMITED EXCEPTIONS STATED ABOVE, TO TENDER SHARES PROPERLY (OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, OR SHARES HELD IN THE 401(K) PROFIT SHARING PLAN OR EMPLOYEE STOCK PURCHASE PLAN), YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE AMENDED LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE OR PRICES AT WHICH YOU ARE TENDERING YOUR SHARES.



     EXCEPT AS OTHERWISE SET FORTH IN THIS SUPPLEMENT OR THE AMENDED LETTER OF TRANSMITTAL, THE TERMS AND CONDITIONS SET FORTH IN THE ORIGINAL OFFER TO PURCHASE REMAIN APPLICABLE IN ALL RESPECTS TO THE TENDER OFFER. TO THE EXTENT THAT ANY INFORMATION OR AMENDMENT CONTAINED IN THIS SUPPLEMENT IS INCONSISTENT WITH THE INFORMATION IN THE ORIGINAL OFFER TO PURCHASE, THE INFORMATION AND AMENDMENTS IN THIS SUPPLEMENT SHALL CONTROL.



     The following amendments and supplements to the information contained in the Original Offer to Purchase are keyed to the headings in the Original Offer to Purchase. Stockholders should read the Original Offer to Purchase and the Amended Letter of Transmittal in conjunction with this Supplement, as each may be amended or supplemented from time to time, in considering whether to tender their shares. Capitalized terms used in this Supplement but not otherwise defined have the meanings assigned to them in the Original Offer to Purchase.


     The tender offer is hereby amended and supplemented as follows:


     All references to the purchase price in the Original Offer to Purchase or the tender offer documents shall now mean a price of not greater than $38.50 per share nor less than $33.50 per share, without interest. All references to the minimum purchase price in the tender offer shall now mean a minimum price of $33.50 per share and all references to the maximum purchase price in the tender offer shall now mean a maximum price of $38.50 per share.


     All references to the Expiration Date in the Original Offer to Purchase or the related tender offer documents shall now mean 5:00 p.m., New York City time, on Friday, January 7, 2005 (the "Expiration Date") unless the tender offer is subsequently further extended or earlier terminated in accordance with its terms.

                               SUMMARY TERM SHEET


     We are providing this summary term sheet for your convenience. It highlights certain material information from the Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Supplement, the Original Offer to Purchase and the Amended Letter of Transmittal. We urge you to read this entire Supplement, the Original Offer to Purchase and the Amended Letter of Transmittal because they contain the full details of the tender offer. We have included herein references to the sections of the Original Offer to Purchase where you will find a more complete discussion.


CAN THE TENDER OFFER BE FURTHER EXTENDED, AMENDED OR TERMINATED, AND UNDER WHAT CIRCUMSTANCES?


     We can further extend or amend the tender offer in our sole discretion. If we further extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 15 of the Offer Original to Purchase.

HOW WILL I BE NOTIFIED IF VERTRUE INCORPORATED FURTHER EXTENDS THE TENDER OFFER?



     We will issue a press release not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to further extend the tender offer. See Section 15 of the Original Offer to Purchase.



ONCE I HAVE TENDERED SHARES IN THE TENDER OFFER, CAN I WITHDRAW MY TENDER?



     Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Friday, January 7, 2005, unless we further extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires. If you are a participant in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust or if you are a participant in our Employee Stock Purchase Plan whose shares are held by Computershare, you may withdraw your tender instructions at any time before 5:00 p.m., New York City time, Wednesday, January 5, 2005, unless we further extend the tender offer, in which case you may withdraw tendered shares until two business days prior to the extended expiration date of the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, New York City time, January 10, 2005. See Section 4 of the Original Offer to Purchase.



HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?



     You must deliver, on a timely basis, a written, telegraphic or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this Supplement. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3 of the Original Offer to Purchase. See Section 4 of the Original Offer to Purchase. Participants in our 401(k) Profit Sharing Plan whose shares are held by Bankers Trust or our Employee Stock Purchase Plan whose shares are held by Computershare who wish to withdraw their shares must follow the instructions found in "Amended Letter from Bankers Trust Co., NA to the Participants in the Vertrue Incorporated 401(k) Profit Sharing Plan" or "Amended Letter from Computershare Trust Company Incorporated to the Participants in the Vertrue Incorporated Employee Stock Purchase Plan", as applicable, sent to them separately. See
Section 4 of the Original Offer to Purchase.


DO I NEED TO SUBMIT A NOTICE OF WITHDRAWAL FOR SHARES I TENDERED UNDER THE ORIGINAL OFFER TO PURCHASE IF SUCH TENDER IS NO LONGER EFFECTIVE?


     No. Subject to the limited exceptions (for example, stockholders, as well as participants in our Employee Stock Purchase Plan and our 401(k) Profit Sharing Plan, that tendered at the price determined by the Company) set forth in this Supplement, tenders of shares under the Original Offer to Purchase are no longer effective, and a notice of withdrawal is not required.

                                THE TENDER OFFER

1.  PROCEDURES FOR TENDERING SHARES (PAGE 12 OF THE ORIGINAL OFFER TO PURCHASE)

     Section 3 of the Original Offer to Purchase is hereby amended and supplemented by adding the following to the end of such Section 3.


     "TENDERS OF SHARES, ORIGINAL LETTERS OF TRANSMITTAL, ORIGINAL NOTICES OF GUARANTEED DELIVERY, ORIGINAL DIRECTOR FORMS AND ORIGINAL INSTRUCTIONS TO BROKERS, DEALERS AND COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES SUBMITTED IN CONNECTION WITH THE ORIGINAL OFFER TO PURCHASE ARE NO LONGER EFFECTIVE, SUBJECT TO LIMITED EXCEPTIONS FOR CERTAIN PREVIOUS TENDERS DESCRIBED BELOW. ALL OTHER STOCKHOLDERS THAT DO NOT MEET ONE OF THESE LIMITED EXCEPTIONS AND THAT WISH TO PARTICIPATE IN THE TENDER OFFER SHOULD TREAT THIS EXTENSION AS A NEW TENDER OFFER, WHETHER OR NOT THEY WISH TO MAKE ANY CHANGE IN THEIR PREVIOUS INSTRUCTIONS.



     STOCKHOLDERS THAT HAVE ALREADY TENDERED SHARES UNDER THE ORIGINAL OFFER TO PURCHASE AND CHECKED THE BOX ENTITLED "SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER" IN THE ORIGINAL LETTER OF TRANSMITTAL, AND THAT DO NOT WISH TO CHANGE THAT DIRECTION, DO NOT NEED TO TAKE ANY ACTION IN RESPONSE TO THIS SUPPLEMENT. STOCKHOLDERS THAT HAVE ALREADY TENDERED SHARES UNDER THE ORIGINAL OFFER TO PURCHASE AND CHECKED THE BOX ENTITLED "SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER" ON THE INSTRUCTION FORM PROVIDED TO THEM BY BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES, AND THAT DO NOT WISH TO CHANGE THAT DIRECTION, DO NOT NEED TO TAKE ANY ACTION IN RESPONSE TO THIS SUPPLEMENT. PARTICIPANTS IN OUR EMPLOYEE STOCK PURCHASE PLAN THAT SPECIFIED ON THE DIRECTION FORM THAT THEY ARE WILLING TO SELL A PERCENTAGE OF THE SHARES HELD IN THEIR ACCOUNT UNDER THE EMPLOYEE STOCK PURCHASE PLAN AT THE PRICE DETERMINED BY US IN THE TENDER OFFER, AND THAT DO NOT WISH TO CHANGE THAT DIRECTION, DO NOT NEED TO TAKE ANY ACTION IN RESPONSE TO THIS SUPPLEMENT. PARTICIPANTS IN OUR 401(K) PROFIT SHARING PLAN THAT SPECIFIED ON THE DIRECTION FORM THAT THEY ARE WILLING TO SELL A PERCENTAGE OF THE SHARES HELD IN THEIR ACCOUNT UNDER THE 401(K) PROFIT SHARING PLAN AT THE PRICE DETERMINED BY US IN THE TENDER OFFER, AND THAT DO NOT WISH TO CHANGE THAT DIRECTION, DO NOT NEED TO TAKE ANY ACTION IN RESPONSE TO THIS SUPPLEMENT."


2.  PRICE RANGE OF SHARES; DIVIDENDS (PAGE 22 OF THE ORIGINAL OFFER TO PURCHASE)

     The last line of the second paragraph under Section 8 of the Original Offer to Purchase is hereby amended by replacing such line in its entirety with the following:


"Second Quarter ended December 31 (through December 14,
  2004).....................................................  36.02   24.42


     The first sentence of the third paragraph under Section 8 of the Original Offer to Purchase is hereby amended by replacing such sentence in its entirety with the following:


     "On December 14, 2004 the last full trading day prior to the announcement of the extension and the increase in purchase price of the tender offer, the last reported sale price of the shares on The Nasdaq National Market was $35.30 per share."

3.  INFORMATION CONCERNING MEMBERWORKS (PAGE 25 OF THE ORIGINAL OFFER TO
    PURCHASE)


     The first paragraph under Section 10 of the Original Offer to Purchase is hereby amended and supplemented by adding the following to the end of such paragraph:



     On November 18, 2004, upon shareholder approval, the Company changed its name to Vertrue Incorporated.



     The third bullet point of the fifth paragraph under Section 10 of the Original Offer to Purchase is hereby amended by replacing the third bullet point in its entirety with the following:



     "Our Current Reports on Form 8-K filed with the SEC on September 10, 2004, October 12, 2004, October 20, 2004, November 8, 2004, November 15, 2004,
November 23, 2004, December 2, 2004 and December 15, 2004."

     The Amended Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by the stockholder or the stockholder's broker, dealer, bank, trust company or other nominee to the depositary at the address listed below. Any questions concerning tender procedures may be directed to the depositary at the telephone number listed below.

                    The depositary for the tender offer is:

                   AMERICAN STOCK TRANSFER AND TRUST COMPANY
                      59 Maiden Lane, Plaza Level -- Lobby
                               New York, NY 10038
                           Toll Free: (800) 937-5499

     Questions and requests for assistance may be directed to the information agent at the telephone number listed below. Additional copies of the Offer to Purchase, the Amended Letter of Transmittal, the notice of guaranteed delivery or any other tender offer materials may be obtained from the information agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the tender offer.

                 The information agent for the tender offer is:

                             THE ALTMAN GROUP, INC.
                            1275 Valley Brook Avenue
                              Lyndhurst, NJ 07071
                           Toll Free: (800) 780-7314
                   Banks/Brokers Please Call: (201) 460-1200